Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO SECTION 11 HEREOF, AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY SUCH APPLICABLE LAWS.
WARRANT AGREEMENT
To Purchase Ordinary Shares of
COMPASS PATHWAYS PLC
Dated as of June 30, 2023 (the “Effective Date”)
WHEREAS, COMPASS Pathways plc, a public limited company incorporated in England and Wales with registered number 12696098 (the “Company”), has entered into a Loan and Security Agreement of even date herewith (as amended and in effect from time to time, the “Loan Agreement”) with ____________ (the “Warrantholder”) and the other Borrower and Lender parties thereto;
WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of its Ordinary Shares (as defined below) pursuant to this Warrant Agreement (this “Warrant”);
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:
SECTION 1. GRANT OF THE RIGHT TO PURCHASE ORDINARY SHARES.
(a)    For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to the number of fully paid Ordinary Shares determined pursuant to Section 1(b) below, at a purchase price per share equal to the Exercise Price (as defined below). The number of Ordinary Shares and the Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:
“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Acknowledgment of Exercise” has the meaning given to it in Section 3(a).
“Act” means the U.S. Securities Act of 1933, as amended.
“Charter” means the Company’s articles of association adopted pursuant to a special resolution dated 11 September 2020, as the same may be amended from time to time.
“Claims” has the meaning given to it in Section 12(p).
“Company” has the meaning given to it in the preamble to this Warrant.
“Effective Date” has the meaning given to it in the preamble to this Warrant.
“Exercise Price” means $7.96 per share.
“Lender” has the meaning given to it in the Loan Agreement.
“Loan Agreement” has the meaning given to it in the preamble to this Warrant.
“Sale Event” means (a) the sale, lease or transfer of all or substantially all of the assets of the Company; or (b) any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of the Company.
“Net Issuance” has the meaning given to it in Section 3(a).
“Notice of Exercise” has the meaning given to it in Section 3(a).
“Ordinary Shares” means the ordinary shares of the Company, nominal value £0.008 per share, together with any securities of the Company into or for which such ordinary may be converted, exchanged or substituted.
“Public Acquisition” means any Sale Event which is effected such that the holders of Ordinary Shares shall be entitled to receive (A) cash and/or (B) shares of stock that are of a publicly traded company listed on a U.S. national securities market or exchange which may be resold without restrictions (other than restrictions to which Warrantholder may separately agree in writing) after the consummation of such Sale Event.
“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the higher of: (i) the Exercise Price as of the relevant time; and (ii) the nominal value of the Ordinary Shares multiplied by the number of Ordinary Shares requested to be exercised under this Warrant pursuant to such exercise (and in the case of payment of nominal value only, rounded up to the nearest whole penny).
“Rules” has the meaning given to it in Section 12(q).
“Transfer Notice” has the meaning given to it in Section 11.
“Warrant” has the meaning given to it in the preamble to this Warrant.
1.

Exhibit 4.1
“Warrant Term” has the meaning given to it in Section 2.
“Warrantholder” has the meaning given to it in the preamble to this Warrant.
(b)    Number of Shares. Upon the making (if any) of each Term Loan Advance (as defined in the Loan Agreement) to the Company by the Warrantholder as Lender, this Warrant automatically shall become exercisable (cumulatively and collectively with all Ordinary Shares for which it shall previously have become exercisable in accordance with this Section 1(b)) for such number of Ordinary Shares as shall equal (i)(A) 0.025, multiplied by (B) the amount of such Term Loan Advance, divided by (ii) the then-effective Exercise Price, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.
SECTION 2. TERM OF THE AGREEMENT.
Except as otherwise provided for herein, the term of this Warrant (the “Warrant Term”) and the right to purchase Ordinary Shares as granted herein shall commence on the Effective Date and shall be exercisable for a period ending upon the earlier to occur of (A) 5:00 PM Eastern time on the tenth (10th) anniversary of the Effective Date or (B) the consummation of a Public Acquisition, with the Warrant expiring and terminating in its entirety upon the consummation of either of the foregoing events (the “Termination Date”).
SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.
(a)Exercise. Subject to the terms and conditions hereof, the purchase rights set forth in this Warrant may be exercised, in whole or in part, at any time, or from time to time, during the Warrant Term, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), duly completed and executed. Promptly following receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) business days following the Company’s compliance with all requirements of the UK Companies Act 2006 (including the receipt of any required valuation report), the Company shall issue and allot to the Warrantholder such number of Ordinary Shares as may be required pursuant to the Warrant and Notice of Exercise and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit B (the “Acknowledgment of Exercise”) indicating the number of Ordinary Shares which remain subject to future purchases under this Warrant, if any.
The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) subject to the requirements of the UK Companies Act 2006, by surrender of all or a portion of the Warrant for Ordinary Shares to be exercised under this Warrant and, if applicable, an amended Warrant representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”); provided, however, that with respect to (ii), the Purchase Price can only be paid once via Net Issuance during the Warrant Term. If the Warrantholder elects the Net Issuance method, the Company will issue Ordinary Shares in accordance with the following formula:

X = Y(A-B)
A

Where:

	X =	the number of Ordinary Shares to be issued to the Warrantholder.

Y = the number of Ordinary Shares requested to be exercised under this Warrant.

A = the then-fair market value of one (1) Ordinary Share minus the nominal value of one (1) Ordinary Share.

	B =	the then-effective Exercise Price.
For purposes of this Warrant, the “fair market value” of an Ordinary Share shall mean the following: If the Company’s American Depositary Shares (each representing one (1) Ordinary Share) are then traded on a Nasdaq Stock Market (“Nasdaq”), or if the Company’s American Depositary Shares are not then traded on Nasdaq but on another nationally recognized U.S. securities exchange, inter-dealer quotation system or over-the-counter market (an “Other Market”) (any of Nasdaq or an Other Market, a “Trading Market”), the fair market value of an Ordinary Share shall be the average of the closing prices or last sale prices of an American Depositary Share reported on the Nasdaq or Other Market for the Business Day over a five (5) trading day period ending three (3) days before the day on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s American Depositary Shares are not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of an Ordinary Share in its reasonable good faith judgment.
Upon partial exercise by cash, check or Net Issuance and surrender of this Warrant, the Company shall promptly issue an agreement substantially in the form of this Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.
(b) Exercise Prior to Expiration. To the extent that the Warrantholder has not exercised its purchase rights under this Warrant to all Ordinary Shares subject hereto, and if the fair market value of one Ordinary Share is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before the expiration of the Warrant Term. For purposes of such automatic exercise, the fair market value of one Ordinary Share upon such
2.

Exhibit 4.1
expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of Ordinary Shares, if any, the Warrantholder is to receive by reason of such automatic exercise.
(c) Legend. Each certificate or book entry shares evidencing the Ordinary Shares purchased upon exercise of this Warrant shall bear the restrictive legend set forth on the first page of this Warrant. Such legend shall be removed and the Company shall, or shall instruct its transfer agent to, issue a certificate or book entry shares without such legend or any other legend to the holder of such shares (i) if such shares are sold or transferred pursuant to an effective registration statement under the Act covering the resale of such shares by the holder thereof, (ii) if such shares are sold or transferred pursuant to Rule 144 under the Act, (iii) if, upon advice of counsel to the Company, such shares are eligible for resale without any restrictions under Rule 144 under the Act, or (iv) upon the request of such holder if such request is accompanied (at such holder’s expense) by a written opinion of counsel reasonably satisfactory to the Company that registration is not required under the Act or any applicable state securities laws for the resale of the Ordinary Shares purchased upon exercise of this Warrant. The removal of such restrictive legend from any certificates or book entry shares representing the Ordinary Shares purchased upon exercise of this Warrant is predicated upon the Company’s reliance that the holder of such shares would sell, transfer, assign, pledge, hypothecate or otherwise dispose of such shares pursuant to either the registration requirements of the Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.
SECTION 4. RESERVATION OF SHARES.
During the Warrant Term, the Company will at all times use its reasonable efforts to have sufficient authority under existing and future shareholder consents for the Company to issue and allot such number of Ordinary Shares as may be required in connection with the valid exercise of this Warrant.
SECTION 5. NO FRACTIONAL SHARES OR SCRIP.
No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.
SECTION 6. NO RIGHTS AS SHAREHOLDER.
This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the exercise of this Warrant.
SECTION 7. WARRANTHOLDER REGISTRY.
The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(g). Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.
The Exercise Price and the number of Ordinary Shares purchasable hereunder are subject to adjustment, as follows:
(a) Sale Event. If at any time there shall be a Sale Event that is not a Public Acquisition, then, as a part of such Sale Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Warrant, the kind, amount and value of ordinary shares, common stock or other securities or property of the purchasing corporation resulting from, or participating in, such Sale Event that would have been issuable if Warrantholder had exercised this Warrant immediately prior to such Sale Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Warrantholder after such Sale Event to the end that the provisions of this Warrant (including adjustments of the Exercise Price) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Sale Event other than a Public Acquisition, upon the closing thereof, the purchasing entity shall assume the obligations of this Warrant. The provisions of this Section 8(a) shall similarly apply to successive Sale Events. In connection with a Sale Event that is a Public Acquisition, where the fair market value of one Ordinary Share, as determined immediately prior to the closing thereof in accordance with Section 3(a), is greater than the Exercise Price then in effect, this Warrant shall, as of immediately prior to such closing (but subject to the occurrence thereof), automatically cease to represent the right to purchase Ordinary Shares and shall, from and after such closing, represent solely the right to receive the aggregate consideration that would have been payable in such Public Acquisition on and in respect of all Ordinary Shares for which this Warrant was exercisable as of immediately prior to such closing, net of the Purchase Price therefor, as if such shares had been issued and outstanding to the Warrantholder as of immediately prior to such closing, as and when such consideration is paid to the holders of the outstanding Ordinary Shares. In the event of a Public Acquisition in which the fair market value of one Ordinary Share, as determined immediately prior to the closing thereof in accordance with Section 3(a), is equal to or less than the Exercise Price then in effect, this Warrant will automatically and without further action of any party terminate and be of no further force or effect as of immediately prior to such closing.
(b) Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by consolidation, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such reclassification, exchange, subdivision or other change.
(c) Subdivision or Consolidation of Shares. If the Company at any time shall consolidate or subdivide its Ordinary Shares, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased (solely to the extent that such decrease would not
3.

Exhibit 4.1
result in a contravention of Section 580 of the UK Companies Act 2006), and the number of Ordinary Shares issuable upon exercise of this Warrant shall be proportionately increased, or (ii) in the case of a consolidation, the Exercise Price shall be proportionately increased, and the number of Ordinary Shares issuable upon the exercise of this Warrant shall be proportionately decreased.
(d) Share Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall:
(i) pay a dividend with respect to the outstanding Ordinary Shares payable in additional Ordinary Shares, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of Ordinary Shares outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of Ordinary Shares outstanding immediately after such dividend or distribution; or

(ii) make any other distribution with respect to the Ordinary Shares, except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise of this Warrant a proportionate share of any such distribution as though it were the holder of the Ordinary Shares as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.
(e) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its Ordinary Shares, whether in stock, cash, property or other securities (assuming Lender consents to a dividend involving cash, property or other securities under the Loan Agreement, if the consent of Lender is then required by the terms of the Loan Agreement); (ii) the Company shall offer for subscription pro rata to the holders of Ordinary Shares any additional shares of capital stock of any class or other rights or any other securities; (iii) there shall be any Sale Event; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it notifies holders of Ordinary Shares thereof.
SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
(a) Status of Ordinary Shares. The Ordinary Shares issuable upon exercise of the Warrantholder’s rights will, subject to receipt of the Purchase Price by the Company, be duly and validly authorized (including pursuant to section 551 of the UK Companies Act 2006, as amended) and, when allotted and issued will be duly and validly allotted and issued, fully paid, free from any encumbrance and not subject to any call for the payment of further capital and free of any rights of first refusal, preemptive or other similar rights; provided, that the Ordinary Shares issuable pursuant to this Warrant may be subject to restrictions on transfer under U.S. state and/or federal securities laws and are not registered with the U.S. Securities and Exchange Commission. The Company has made available to the Warrantholder publicly through the SEC’s EDGAR system true, correct and complete copies of its Charter. The issuance of certificates for Ordinary Shares upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of Ordinary Shares; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer of any Ordinary Shares or the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the Ordinary Shares purchasable hereunder, have been duly authorized by all necessary corporate action on the part of the Company, save that the Warrantholder acknowledges and agrees that the Company’s ability to issue and allot Ordinary Shares on a non-preemptive basis pursuant to this Warrant remains subject to the ordinary and special resolutions of the Company’s shareholders dated 11 September 2020 granting the Company authority to allot shares on a non-preemptive basis remaining in full force and effect and not being revoked or varied in such a way as to prohibit the issue of Ordinary Shares in accordance with this Warrant. This Warrant: (1) does not and will not violate the Company’s Charter; (2) does not contravene any law or governmental rule, regulation or order applicable to the Company; and (3) does not and will not contravene any material provision of, or constitute a material default under, any material indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors’ rights in general (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding, in equity or at law.
(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any U.S. state or federal, or other governmental, authority or agency is required on the part of the Company with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.
(d) [Reserved]
(e) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Ordinary Shares upon exercise of this Warrant will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(a)(2) thereof, and (ii) the qualification requirements of the applicable U.S. state securities laws.
(f) Compliance with Rule 144. If the Warrantholder proposes to sell Ordinary Shares issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within five days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule (if then accurate), as such Rule may be amended from time to time, and shall, subject to such sale being in compliance with all of the conditions of Rule 144, issue appropriate instructions to its transfer agent to remove the restrictive legend from any certificates evidencing the Ordinary Shares issuable upon the exercise of this Warrant.
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Exhibit 4.1
(g) Listing of Shares. The Company’s American Depositary Shares representing Ordinary Shares are listed for trading on the Nasdaq Global Select Market as of the Effective Date.
(h) American Depositary Shares. Subject to (i) compliance with applicable securities laws (including any holding period requirement set forth in the American Depositary Shares conversion policies of Citibank, N.A. (the “Depositary”) based on applicable securities laws), and (ii) delivery by the Warrantholder of any customary representations and other documentation, certificates or evidence, if any, as the Company, its counsel, the Depositary or its counsel or the transfer agent may reasonably require in connection with the issuance of American Depositary Shares and to establish that restrictive legends are no longer required, upon a written request of the Warrantholder, the Company shall use its commercially reasonable efforts to facilitate and enable the deposit of any or all of the Ordinary Shares issued on exercise of this Warrant with the Depositary for the issuance promptly following delivery by the Holder of any such request, together with such document, certificate and evidence as referred to in clause (ii) above, of American Depositary Shares in accordance with and subject to the terms of the Deposit Agreement dated as of September 22, 2020, by and among the Company, the Depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder (as may be amended, supplemented or replaced from time to time). The Company will not be liable for any charges, fees or taxes arising in relation to the transfer of Warrantholder’s Ordinary Shares to the Depositary or the subsequent issuance of American Depositary Shares. The Company shall use its commercially reasonable efforts to (i) cause the Company’s register of shareholders to be updated to reflect such American Depositary Shares in the name of the Depositary, without restrictive legends or other restrictions and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction regarding the removal of restrictive legends if such restrictions are no longer applicable under applicable securities laws.
SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.
This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. This Warrant has been, and the Ordinary Shares issuable on exercise hereof will be, acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration under the Act or an exemption from the registration requirements of the Act. Warrantholder is not a registered broker-dealer under Section 15 of the 1934 Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.
(b) Private Issue. The Warrantholder understands (i) that the Ordinary Shares issuable upon exercise of this Warrant are not registered under the Act or qualified under applicable U.S. state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from such registration and qualification, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.
(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in this Warrant and the Ordinary Shares issuable hereunder, and has the ability to bear the economic risks of its investment.
(d) Risk of No Registration. Without in any way limiting the Company’s obligations under this Warrant, the Warrantholder understands that if the Ordinary Shares are not registered with the SEC pursuant to Section 12 of the 1934 Act or the Company is not required to file reports pursuant to Section 13(a) or Section 15(d) of the 1934 Act, or if a registration statement is not effective under the Act covering the resale of the Ordinary Shares issuable upon exercise of the Warrant when it desires to sell (i) the rights to purchase Ordinary Shares pursuant to this Warrant or (ii) the Ordinary Shares issuable upon exercise of the right to purchase, as applicable, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Ordinary Shares or (B) Ordinary Shares issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.
(e) Accredited Investor. Warrantholder is, and on each date on which it exercises any portion of this Warrant will be, an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act, as presently in effect.
(f) No Short Sales. Warrantholder has not engaged, and will not engage, in “short sales” of the Ordinary Shares or American Depositary Shares of the Company at any time on or prior to the Effective Date and until the Termination Date. The term “short sale” shall mean any sale of a security which the seller does not own or any sale which is consummated by the delivery of a security borrowed by, or for the account of, the seller.
SECTION 11. TRANSFERS.
Subject to compliance with applicable U.S. federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant. The transfer of this Warrant shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit C (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding anything herein or in any legend to the contrary, the Company shall not require an opinion of counsel in connection with any sale, assignment or other transfer by Warrantholder of this Warrant (or any portion hereof or any interest herein) or of any Ordinary Shares issued upon any exercise hereof to an affiliate (as defined in Regulation D) of Warrantholder, provided that such affiliate is an “accredited investor” as defined in Regulation D. Upon a permitted transfer of this Warrant to another entity, references to “Warrantholder” herein shall, unless the context otherwise requires, refer to such permitted transferee.
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Exhibit 4.1
SECTION 12. MISCELLANEOUS.
(a) Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors or assigns of the Company and the Warrantholder.
(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant.
(c) No Impairment of Rights. The Company will not, as far as it is able, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be reasonably necessary or appropriate in order to protect the rights of the Warrantholder against impairment. Notwithstanding the foregoing, nothing in this Section 12(c) shall negate or otherwise restrict or impair the Company’s right to effect any changes to the rights, preferences, privileges or restrictions associated with the Ordinary Shares so long as such changes do not adversely affect the rights, preferences, privileges or restrictions associated with the Ordinary Shares issuable upon exercise of this Warrant in a manner different from the effect that such changes have generally on the rights, preferences, privileges or restrictions associated with all other Ordinary Shares.
(d) Additional Documents. The Company, upon execution of this Warrant, shall provide the Warrantholder with a copy of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Warrant and the performance by it of its obligations hereunder.
(e) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to reasonable and documented attorneys’ fees and expenses and all reasonable costs of proceedings incurred in enforcing this Warrant. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation reasonable fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.
(f) Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.
(g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Warrant or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of hand delivery if delivery occurs on a business day at or before 5:00 pm on a business day in the time zone of the recipient, or, if not, the first business day thereafter; (ii) when sent by email if sent at or before 5:00 pm on a business day in the time zone of the recipient and if not, the first business day thereafter; (iii) the first business day after deposit with a nationally recognized overnight express service or overnight mail delivery service specifying next day delivery with written verification of receipt; or (iv) the third calendar day after deposit in the United States mails, with proper first class postage prepaid (provided, that any Advance Request shall not be deemed received until Lender’s actual receipt thereof) and written verification of receipt, and shall be addressed to the party to be notified as follows:
If to Warrantholder:

If to the Company:
COMPASS PATHWAYS PLC.
Attention: Chief Financial Officer
33 Broadwick Street
London W1F 0DQ
United Kingdom
Email:
Telephone: +1 (716) 676-6461

With copies to (which shall not constitute notice hereunder):

or to such other address as each party may designate for itself by like notice.
(h) Entire Agreement; Amendments. This Warrant constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Lender’s proposal letter dated May 19, 2023). None of the terms of this Warrant may be amended except by an instrument executed by each of the parties hereto.
6.

Exhibit 4.1
(i) Headings. The various headings in this Warrant are inserted for convenience only and shall not affect the meaning or interpretation of this Warrant or any provisions hereof.
(j) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Warrant and, specifically, the provisions of Sections 12(n), 12(o) and 12(p).

(k) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.
(l) No Waiver. Except for the requirement that this Warrant be exercised (or be deemed exercised), if at all, during the Warrant Term, no omission or delay by either party hereto at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the other party hereto at any time designated, shall be a waiver of any such right or remedy to which such party is entitled, nor shall it in any way affect the right of such party to enforce such provisions thereafter.
(m) Survival. All agreements, representations and warranties contained in this Warrant or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and the Company, as the case may be, and shall survive the execution and delivery of this Warrant and the expiration or other termination of this Warrant.
(n) Governing Law. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, USA, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
(o) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in New York, NY, USA. By execution and delivery of this Warrant, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in New York, NY, USA; (b) waives any objection as to jurisdiction or venue in New York, NY, USA; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. Service of process on any party hereto in any action arising out of or relating to this Warrant shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
(p) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising out of this Warrant be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY RELATING TO THIS WARRANT. This waiver extends to all such Claims arising out of this Warrant, including Claims that involve persons other than the Company and Warrantholder, and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant.
(q)    Arbitration. If the Mutual Waiver of Jury Trial set forth in Section 12(p) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired California state judge or a retired Federal court judge. Such proceeding shall be conducted in Santa Clara County, State of California, USA with California rules of evidence and discovery applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and shall be final and non-appealable to the maximum extent permitted by law. Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.
(r)    Pre-arbitration Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration
(s)    Counterparts; Facsimile/Electronic Signatures . This Warrant and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.. This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument. The Company, Warrantholder and any other party hereto may execute this Warrant by electronic means and each party hereto recognizes and accepts the use of electronic signatures and the keeping of records in electronic form by any other party hereto in connection with the execution and storage hereof. To the extent that this Warrant or any agreement subject to the terms hereof or any amendment hereto is executed, recorded or delivered electronically, it shall be binding to the same extent as though it had been executed on paper with an original ink signature, as provided under applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. The fact that this Warrant is executed, signed, stored or delivered electronically shall not prevent the transfer by any Holder of this Warrant pursuant to Section 11 or the enforcement of the terms hereof.
(t) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of the other party’s failure to perform any of the obligations under this Warrant and agree that the terms of this Warrant shall be specifically enforceable by either party hereto. If a party hereto institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or
7.

Exhibit 4.1
defense therein that such party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
(u) Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, upon receiving an agreement from the Holder as to indemnity or otherwise as it may reasonably require (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

[Remainder of page left blank intentionally; signature page follows]
8.

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.
COMPANY:    COMPASS PATHWAYS PLC
By:
Name:    Kabir Nath
Title:    Chief Executive Officer
WARRANTHOLDER:
By:
Name:
Title:

EXHIBIT A

To:    [____________________________]
(1)    The undersigned Warrantholder hereby elects to purchase [_______] Ordinary Shares of [_________________], pursuant to the terms of the Agreement dated the [___] day of [______, _____] (the “Agreement”) between [_________________] and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]
(2)    Please issue a certificate or certificates representing said Ordinary Shares in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:

By:
Name:
Title:

EXHIBIT B
ACKNOWLEDGMENT OF EXERCISE
The undersigned, as representative of COMPASS Pathways plc (the “Company”), hereby acknowledges receipt of the “Notice of Exercise” from ___________ (the “Warrantholder”), to purchase [ ] Ordinary Shares of the Company, pursuant to the terms of that certain Warrant Agreement, dated as of June __, 2023 between the Company and the Warrantholder (the “Warrant”), and further acknowledges that [ ] Ordinary Shares remain subject to purchase under the terms of the Warrant.

COMPANY:	COMPASS PATHWAYS PLC

By:
Title:
Date:

EXHIBIT C
TRANSFER NOTICE
FOR VALUE RECEIVED, that certain Warrant Agreement, dated as of June __, 2023, between COMPASS Pathways plc., as the Company, and _________, as the Warrantholder (the “Warrant”), and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:
NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.